Exhibit 4.3

January 2, 2018 Stock Option Inducement Award

AWARD TERMS

CONMED Corporation hereby states the terms and conditions (the “Award Terms”) of the Stock Options for the recipient (“Employee”) identified in the grant dated January 2, 2018 (the “Grant Date”) as designated by the Compensation Committee of the Board of Directors (the “Committee”). To receive the Stock Options, Employee must accept and agree to these Award Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in CONMED’s Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”).

Grant of Stock Option

A stock option provides the right to purchase shares of the Company’s Common Stock at the Fair Market Value of a share of the Company’s Common Stock on the Grant Date.

Stock Options granted to Employee under these Award Terms are intended to be treated as nonstatutory stock options.

Status of Stock Options as Inducement Award

The Stock Options are granted outside of the terms of the Plan, and the shares reserved thereunder, as an “employment inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4). Subject to these Award Terms, the Stock Options will be subject to the terms and conditions of the Plan and be governed as if they had been granted under the Plan, and will be registered with the SEC by the Company prior to any vesting of any of the Stock Options.

Vesting and Restrictions on Exercise

These Stock Options shall vest according to the following schedule:

Date	Vested	Unvested
Grant Date	0%	100%
Year 1	20%	80%
Year 2	40%	60%
Year 3	60%	40%
Year 4	80%	20%
Year 5	100%	0%

Except as to accelerated vesting for death, disability, and as otherwise required as specified below, the Stock Options shall become exercisable on the vesting date or dates specified, provided that the Employee has remained employed by the Company through such date. The Stock Options may not be exercised after, and shall expire on, the tenth anniversary of the date hereof.

Additional Restrictions on Exercise, Confidentiality of Refusal to Permit Exercise of Stock Option.

An Employee’s ability to exercise the Stock Options granted herein shall be subject to the additional restrictions set forth below.

An Employee’s right to exercise the Stock Options granted herein shall be subject to the Company’s policies on securities laws matters, which generally prohibit any employee from trading in Company stock when he or she is in possession of material, non-public information, as for example, concerning Company revenues, earnings, or acquisitions. An Employee who has access to such information is required to contact the Office of the General Counsel to pre-clear any trade in Company stock, including the exercise of Stock Options.

In addition to the foregoing certain other employees who have been notified in writing by the General Counsel that they are Affiliates with the meaning of SEC regulations are required to pre-clear all of their trades in Company stock, and are subject to standard blackout periods (currently, from two weeks prior to the end of a quarter until earnings are announced) during which transactions in the Company’s Common Stock are prohibited, subject to a written plan exception or defense, which policies the Company may, in its sole discretion, adopt or amend from time to time; and (ii) the possibility that the Company may, without warning or explanation, temporarily decline to permit Stock Options be exercised. If the Company is requested to permit the exercise of Stock Options and refuses to permit such exercises, the Company will notify the requesting party when the Company’s refusal to permit the exercise of Stock Options shall have ended.

If due to the nature of the Employee’s access to material non-public information, or if the Employee has been notified by the General Counsel that he or she is required to pre-clear trades as indicated above, in order to exercise the Stock Options granted herein, the Employee must pre-clear any trades with the Company’s General Counsel with at least three (3) business days’ prior written notice of the intent to exercise the Stock Options granted. The Company may in its sole discretion waive the notice period.

In the event that the Company should refuse to permit Stock Options to be exercised, Employee must maintain such refusal in confidence and shall not disclose to any third person that the Company has refused to permit the requested exercise of Stock Options. Employee must not to trade or otherwise make use of the fact that the Company has refused to permit the exercise of Stock Options.

Termination of Employment; Vesting

Upon the termination of the Employee’s employment with the Company and its subsidiaries for any reason other than a termination (i) due to death, or (ii) due to disability, then the Stock Option, to the extent exercisable as of the date of such termination and subject to the non-compete and other restrictions set forth below, may be exercised at any time within 30 days after the earlier of: the date of such termination but in no event after the expiration date of the Stock Option. Stock Options shall not vest after the date of termination of employment. Notwithstanding the foregoing, for those employees who reside in jurisdictions in which statutory or other law require an employer to provide notice of termination of employment, Stock Options that have not vested as of the date of the notice of termination of employment provided by the Company’s subsidiary or affiliate shall not vest during any notice period, given that the purpose of equity compensation is to create an incentive for key employees to create shareholder value, which purpose is no longer served by an employee who has been provided notice that his or her employment is being terminated.

In the event that employment with the Company is terminated as a result of the Employee’s death or disability, all unvested Stock Options will immediately become fully vested and may be exercised for a period of 30 days following the termination of employment by the Employee or as provided for by the laws of descent and distribution, as the case may be. Upon the termination of the Employee’s employment with the Company and its subsidiaries for any reason other than a termination (i) due to death, or (ii) due to disability, any unvested Stock Options shall cease vesting.

Unless the Committee determines otherwise, in the event of a Change in Control (as hereinafter defined), in which Awards are not assumed, substituted or otherwise continued, all Stock Options awarded herein shall vest and be payable immediately without the need for further action. In the event of a Change in Control in which Awards are assumed, substituted or otherwise continued, if Employee’s employment is terminated by the Company or any successor entity thereto without Cause or if the Employee resigns for Good Reason, in each case, within two (2) years after a Change in Control, each Stock Option that is not exercisable in full shall be deemed fully vested. Notwithstanding the terms of the Plan to the contrary, a “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below),

(ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a “Non-Control Transaction”); or (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. “Cause” shall mean (a) the willful and continued failure by an Employee to substantially perform his or her duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (b) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” shall mean with respect to any other Employee, the occurrence of any of the following in the absence of the Employee’s written consent: (i) any material and adverse change in the Employee’s position or authority with the Company as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Employee; (ii) the transfer of the Employee’s primary work site to a new primary work site that is more than 50 miles from the Employee’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Employee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees, provided that (x) if the Employee does not deliver to the Company a written notice of termination within 60 days after the Employee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (y) the Employee must give the Company 30 days to cure the event constituting Good Reason.

Non-Compete and Non-Solicit Restrictions

a) Non-Competition. During Employee’s employment with the Company and for the period of one (1) year immediately following the last date of such employment with the Company or its subsidiaries (the “Restricted Period”), Employee will:

i)	not anywhere in the same geography (country, region or state) in which Employee had responsibility for the Company or its affiliates during the three years prior to the termination of Employee’s employment with the Company or its subsidiaries, and in which the Company or its affiliates operate, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, organize, operate, join, control or otherwise carry on, participate in the ownership, management, organization, operation or control of, or be engaged in or concerned with, any business or activity competitive with the Company’s, or its affiliates’, businesses or activities relating to which Employee either worked or had access to information concerning such business unit (a “Competing Business”), provided that Employee will not be prohibited from owning less than 5% of any publicly traded corporation, whether or not such corporation is in competition with the Company or its affiliates;

ii)	inform any person who, or entity which, seeks to engage your services that Employee is bound by this Section and the other terms of this Non-Compete; and

iii)	not (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or any individual or entity specifically identified as a prospective customer of the Company or its affiliates to transact any Competing Business or to reduce or refrain from doing any business with the Company or its affiliates, or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such customer or prospective customer (for purposes of clarity, the termination of your employment with the Company or its affiliates will not by itself be treated as a violation of this clause (y)).

This Section will apply after Employee’s employment with the Company terminates for any reason.

b) Non-Solicitation. During the Restricted Period, Employee will not solicit, aid or induce (directly or indirectly, on Employee’s own behalf or on behalf of any individual or entity other than the Company) any then current employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

c)	Non-Disparagement. Employee agrees not to make negative comments or otherwise disparage the Company or any of its affiliates, officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or its business, business reputation or personal reputation.

d)	Cumulative Remedies. If Employee commits a breach of, or threaten to breach any of the provisions of this Section, in addition to the Company’s rights to terminate any and all of its obligations hereunder, the Company will have the right to seek an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, and that money damages will not provide an adequate remedy to the Company. Notwithstanding any other provisions herein, any Stock Options granted by the Company will terminate, and cease to be exercisable, upon Employee’s acceptance of employment with, rendering of services to, or establishment of any organization engaged in competition with the Company in violation of this Non-Compete and Non-Solicit Restriction. If Employee has violated the provisions of this Non-Compete and Non-Solicit Restriction either during employment with the Company or within one year following the termination of employment with the Company, the Company shall be entitled to recover the full, pre-tax value of any Stock Options that were exercised in violation of this provision. Employee and the Company recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in this Section. It is the intention of Employee and the Company that the provisions of this Section will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.

e)	Tolling. In the event of any violation of the provisions of this Section, Employee acknowledges and agrees that the post-termination restrictions contained in this Section will be extended by a period of time equal to the period of such violation, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.

f)	Survivability. The obligations contained in this Section will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

g)	Cumulative Non-Compete and Non-Solicit. The Non-Compete and Non-Solicit Restrictions and other obligations set forth in these Award Terms supplement, and are in addition to, any other, pre-existing non-compete and non-solicit restrictions contained in Employee’s employment agreements, which remain in full force and effect and are not amended or replaced in any way by the terms of these Award Terms.

Trade Secrets: Protection of Confidentiality And Notice Under Defense of Trade Secrets Act

Employee acknowledges that employment with the Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). Accordingly, Employee covenants and agrees that Employee will deliver promptly upon termination of employment, or at any other time the Company may request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Company’s business which you may then possess or have under Employee’s control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of your action or inaction, direct or indirect), Employee will hold in strictest confidence all matters of the Company or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Company, download or otherwise transfer or transmit them without authorization or in violation of Company’s policies, or use them for Employee’s personal uses or otherwise, either during or after the period of your employment with the Company or its affiliates.

Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An Employee who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the Employee and use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Exercise

Subject to the Employee’s compliance with the Company’s policies on securities laws as noted above, the Stock Options may be exercised through the brokerage Company through which the Company works and with which Employee has been instructed to open an account. Exercise of the Stock Option is conditioned on the Employee’s (i) payment of the amount of the federal, state and local taxes, if any, required to be withheld and paid the Company as a result of such exercise by check or by the Company retaining the number of shares of Common Stock the fair market value of which is equal to the minimum amount required to be withheld; and (ii) payment in full of the exercise price of each share as to which a Stock Option is exercised. Payment of the exercise price may be made (1) in cash, (2) by tender of shares of Company common stock owned by the employee as of the date of exercise (subject to such guidelines as the Compensation Committee may establish), (3) in other consideration as the Compensation Committee deems appropriate, (4) by a combination of cash, shares of common stock and such other consideration or (5) by withholding a portion of the common stock acquired upon the exercise of a part of a Stock Option.

Authority

The Committee shall have final authority to interpret and construe these Award Terms and to make all determinations thereunder, and its decisions shall be final, binding and conclusive upon all persons, including the Employee and the Employee’s legal representative.

Amendment

These Award Terms may not be amended in any manner, except by an instrument in writing signed by the parties hereto.

Transferability

The Stock Option is not assignable or transferable, and no right or interest of the Employee shall be subject to any lien, obligation or liability of the Employee, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit the Employee to transfer the Stock Option to one or more of his immediate family members (i.e., his spouse and issue, including adopted and step children) or to trusts established in whole or in part for the benefit of the Employee and/or one or more of such immediate family members as described in the Plan. During the lifetime of the Employee, the nonstatutory Stock Option shall be exercisable only by the Employee or by the immediate family member or trust to whom such Stock Option has been transferred pursuant to the immediately preceding sentence.

No Rights of Employment

These Award Terms shall not be construed as giving the Employee any right to continue in the employ of the Company or any subsidiary or limit in any way the rights of the Company, or any subsidiary, to terminate employment of the Employee at any time.

Entire Agreement

The Plan is incorporated herein by reference. These Award Terms, the Plan and such other documents as may be executed in connection with the exercise of this Stock Option constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

Governing Law

These Award Terms shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of laws provisions hereof. The federal or state courts in Oneida County, New York (including the United States District Court for the Northern District of New York, if and to the extent that it shall have subject matter jurisdiction over any claims) shall have exclusive jurisdiction (and shall be the exclusive forum) in the event of any claim or dispute that the Employee may raise or assert in disputes arising under or relating to these or any other Stock Options or Equity Compensation, or arising under or relating to the terms of your employment with and services rendered by the Employee to the Company.

Successors

These Award Terms shall be binding upon the Company and the Employee and their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.